UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                           FORM 12b-25

                   NOTIFICATION OF LATE FILING

 (Check One)  [X] Form 10-K and Form 10-KSB[ ] Form 20-F [ ] Form 11-K
              [ ] Form 10-Q and Form 10-QSB[ ] Form N-SAR

              For Period Ended: December 31, 2001

              [ ] Transition Report on Form 10-K
              [ ] Transition Report on Form 20-F
              [ ] Transition Report on Form 11-K
              [ ] Transition Report on Form 10-Q
              [ ] Transition Report on Form N-SAR
              For the Transition Period Ended:_______________________

Read Attached Instruction Sheet Before Preparing Form. Please Print or Type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A

                             PART 1
                     REGISTRANT INFORMATION

Full Name of Registrant:      Cyberlux Corporation

Former Name if Applicable:    N/A

              Address of Principal Executive Office

             Street and Number:  50 Orange Road, P.O. Box 2010
      City, State and Zip Code:  Pinehurst, NC 28370


                             PART II

                     RULES 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to RULE 12b-25(b), the following should be completed. (Check box if appropriate)

[ ]      (a)    The reasons described in reasonable detail in
                Part III of this form could not be eliminated without unreasonable effort or expense;

[ ]      (b)    The subject annual report, semi-annual report,
                transition report on Form 10-K, Form 20-F, 11-K, Form
		    N-SAR, or portion thereof, will be filed on or before the


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                fifteenth calendar day following the prescribed due date;
                or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]      (c)    The accountant's statement or other exhibit required by
                RULE 12b-25(c) has been attached if applicable.

                            PART III
                            NARRATIVE

State below in reasonable detail the reasons why the Form 10-K and Form 10-KSB, 11-K, 20-F, Form 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period. (Attach extra sheets if needed)

THE REGISTRANT WAS UNABLE TO FILE ON MARCH 31, 2002, ITS ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 2001 ("FORM 10-KSB") BECAUSE THE REGISTRANT IS AWAITING INFORMATION FROM VARIOUS THIRD PARTIES, WHICH WOULD ENABLE IT TO PROPERLY AND ACCURATELY COMPLETE THE FORM 10-KSB.


                             PART IV
                        OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

   John W. Ringo            (678)             581-1313
  --------------        -------------         ----------------
      (Name)             (Area Code)         (Telephone Number)

(2)      Have all other periodic reports required under Section 13
         or 15(d) of the Securities Exchange Act of 1934 or Section 30
         of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed?

         If the answer is no, identify report(s).  [x ] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included
	   in the subject report or portion thereof? [ ] Yes [x ] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                     Cyberlux Corporation
           ------------------------------------------
          (Name of Registrant as Specified in Charter)

     Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


        Date: April 1, 2002      By:      /s/ John W. Ringo
             ---------------             ---------------------
                                 Name:    John W. Ringo
                                 Title:   Secretary and Corporate Counsel


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